Exhibit 99.1

Contact:	Daniel Foley – Investors	Alberto Lopez – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6370	(702) 407-6344

Harrah’s Entertainment Reports First-Quarter Results;

Revenues, Adjusted EPS, Property EBITDA Reach New Records

LAS VEGAS, April 27, 2006 – Strong operating performances led to record first-quarter results for Harrah’s Entertainment, Inc. (NYSE:HET), the world’s largest gaming company.

The company said first-quarter revenues rose 93.3 percent to a record $2.4 billion from the $1.2 billion reported in the 2005 first quarter. Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) doubled to a record $690.1 million from Property EBITDA of $343.2 million in the year-earlier period. First-quarter Adjusted Earnings Per Share (EPS) from continuing operations rose to a record $1.02, up 22.9 percent from 83 cents in the 2005 first quarter.

Property EBITDA and Adjusted EPS are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. In addition, analysts’ per-share earnings estimates for gaming companies are comparable to Adjusted EPS from continuing operations. Reconciliations of Adjusted EPS to GAAP EPS and Property EBITDA to income from operations are attached to this release.

First-quarter income from operations almost doubled to a record $453.1 million from $227.2 million in the year-earlier quarter. First-quarter net income was a record $182.4 million, up 75.7 percent from $103.8 million in the 2005 first quarter. Diluted earnings per share for the 2006 first quarter were 98 cents, up 8.9 percent from the 90 cents achieved in the 2005 first quarter.

Harrah’s said the gains were driven by contributions from Caesars Entertainment, Inc., properties acquired in June 2005 and increased visitation and spending by members of the company’s customer-loyalty program, Total Rewards.

First-quarter same-store sales at properties that Harrah’s has operated for more than 12 months rose 10.8 percent from the year-ago quarter, while cross-market play increased 17.5 percent; the comparisons exclude properties closed for all or part of the period due to hurricane damage sustained in the third quarter of 2005.

“The 2006 first-quarter produced the best operating results in Harrah’s history due to continued successful execution of an organic-growth strategy that has enabled us to record same-store sales growth in all but one of the past 34 quarters,” said Gary Loveman, chairman, president and chief executive officer of Harrah’s Entertainment. “In addition, we achieved our projected $80 million first-year synergy target for the Caesars properties by the end of the first quarter – three months ahead of schedule – and expect the first full-year number to exceed $110 million. We project our second year of Caesars ownership will yield $180 million of synergies.

“The extraordinary first-quarter performance was accomplished despite the loss of properties in Hurricanes Katrina and Rita and during a period in which our Total Rewards customer-loyalty program was not yet fully integrated into all Caesars properties,” Loveman said. “Now that it is operational at every domestic property, Total Rewards is expected to produce even more substantial gains in operating results, particularly in the second half of the year.

 “But the tremendous operating momentum we have achieved is not the sole reason we are confident about our future,” Loveman said. “We’re even more excited about the extraordinary range of growth opportunities that lie before us, both domestically and abroad. In Atlantic City, we anticipate the new luxury retail shopping complex at Caesars will open in phases beginning this June, and we are forging ahead with a $550 million expansion at Harrah’s. We plan to announce details about the master plan for our center Boardwalk properties in Atlantic City –

where we have more than 20 acres available for additional development – this summer.

“Pending regulatory approval, we expect a smaller version of the Grand Casino in Biloxi, Mississippi, will also begin serving customers this summer while we plan development of a new and larger facility, which will be the Gulf Coast’s best casino-entertainment offering,” Loveman said. “Racing begins at Harrah’s Chester near Philadelphia in September; pending regulatory approvals, we expect to open the casino there in early 2007. We also plan an expansion of the Horseshoe Hammond property in the Chicago area, and have submitted a proposal for a large gaming-entertainment complex in Pittsburgh.

“On the international front, we are moving ahead with plans for our previously announced ventures in Spain, Slovenia and the Bahamas and have submitted our final bid for the multi-billion dollar integrated resort in Singapore,” Loveman said. “We are also pursuing additional opportunities in other areas throughout the world.

 “Las Vegas offers perhaps the most exciting domestic development opportunity for Harrah’s,” Loveman said. “Not only do we have seven existing facilities here, but we also have more than 100 undeveloped acres around those properties, giving us a much broader footprint in the world’s biggest gaming market.

“Over the past eight years, we have demonstrated our ability to drive customer visitation to multiple Harrah’s properties across the wide range of markets we serve,” Loveman said. “That ability will serve us well in the future as we execute the stages of our master development plan for Las Vegas, which we will unveil this summer, and bodes well for other high-return projects that will introduce the Harrah’s brands to a global audience.”

First-quarter highlights:

•                  Harrah’s New Orleans Casino reopened on February 17, nearly six months after Hurricane Katrina made landfall near the city. Work continues on a 26-story, 450-room luxury hotel adjacent to the casino; the project is expected to open in September 2006.

•                  Harrah’s announced plans – pending regulatory approvals – to reopen Grand Casino Biloxi this summer in the first phase of the company’s plans to develop a destination resort on the Mississippi Gulf Coast. The facility will feature a 500-room hotel, a 35,000-square-foot casino, two restaurants and a 16,000-square-foot spa. Harrah’s expects to announce plans for a larger resort at the site in mid-2006.

•                  After the end of the 2006 first quarter, Harrah’s entered into a non-binding letter of intent to acquire –subject to execution of definitive agreements and regulatory approvals – the assets of Casino Magic Biloxi from Pinnacle Entertainment, Inc. The approximately 18-acre site is immediately adjacent to the Grand Casino site.

•                  Harrah’s and joint-venture partner, Keppel Land, submitted a bid for Caesars Singapore, an integrated resort at Marina Bay in Singapore, whose government is expected to select a winning bid around mid-year.

•                  Gary Loveman was named “Best CEO” in the gaming and lodging industry by Institutional Investor magazine, based on the votes of more than 1,700 analysts and portfolio managers at nearly 500 money-management firms. Loveman has received the award every year since assuming the position of Harrah’s CEO in 2003.

•                  Separately, Institutional Investor recognized Harrah’s as “America’s Most Shareholder-Friendly Company” in the gaming and lodging industry. Analyst and portfolio manager votes in the inaugural poll were based on the quality of companies’ corporate governance and investor relations practices.

The following tables reflect the revised property groupings for reporting purposes as described in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2006. Harrah’s continues to report properties acquired in 2005 as separate line items in each region.

Las Vegas Region Records Strong Performances

LAS VEGAS REGION

(in millions)

	2006 First Quarter	2005 First Quarter	Percent Increase (Decrease)
Harrah’s Properties
Total revenues	$255.1	$248.8	2.5%
Income from operations	70.0	69.8	0.3%
Property EBITDA	88.1	85.4	3.2%
Acquired Properties
Total revenues	570.6	—	N/A
Income from operations	164.1	—	N/A
Property EBITDA	200.0	—	N/A
Total Las Vegas Region
Total revenues	825.7	248.8	N/M
Income from operations	234.1	69.8	N/M
Property EBITDA	288.1	85.4	N/M

Harrah’s Properties include Harrah’s Las Vegas, Rio and, in 2005, Horseshoe Las Vegas.

Acquired Properties include Bally’s Las Vegas, Paris, Flamingo Las Vegas, Caesars Palace and Imperial Palace.

The primary contributor to the region’s gains was the addition of Caesars’ four Las Vegas properties – Caesars Palace, Bally’s Las Vegas, Paris Las Vegas and the Flamingo Las Vegas. At Harrah’s properties, robust cross-market visitation drove a 2.5 percent gain in combined revenues and a 3.2 percent increase in combined Property EBITDA.

“The 949-room Augustus Tower expansion at Caesars Palace that was completed last August helped that property post significant gains,” said Tim Wilmott, Harrah’s chief operating officer.

Strong Visitation Trends Boost Other Nevada Region Results

OTHER NEVADA

(In millions)

	2006 First Quarter	2005 First Quarter	Percent Increase (Decrease)
Total Other Nevada
Total revenues	$152.9	$138.7	10.2%
Income from operations	23.4	15.6	50.0%
Property EBITDA	36.3	28.6	26.9%

Other Nevada Properties include Harrah’s Reno, Harrah’s Lake Tahoe, Bill’s Casino and Harrah’s Laughlin

Combined, Harrah’s properties in Reno, Lake Tahoe and Laughlin posted higher results due to very strong visitation and favorable weather.

Atlantic City Region Continues Solid Performance

ATLANTIC CITY REGION

(In millions)

	2006	2005	Percent
	First	First	Increase
	Quarter	Quarter	(Decrease)
Harrah’s Properties
Total revenues	$209.5	$183.2	14.4%
Income from operations	48.0	42.7	12.4%
Property EBITDA	68.0	63.0	7.9%
Acquired Properties
Total revenues	280.7	—	N/A
Income from operations	47.8	—	N/A
Property EBITDA	72.4	—	N/A
Total Atlantic City Region
Total revenues	490.2	183.2	167.6%
Income from operations	95.8	42.7	124.4%
Property EBITDA	140.4	63.0	122.9%

Harrah’s Properties include Harrah’s Atlantic City and Showboat Atlantic City.

Acquired Properties include Caesars Atlantic City and Bally’s Atlantic City.

Results in the Atlantic City Region included the addition of contributions from Caesars Atlantic City and Bally’s Atlantic City, which were acquired on June 13, 2005. Aggressive marketing continued to boost results for the Harrah’s and Showboat properties in Atlantic City, with their combined revenues up 14.4 percent and Property EBITDA 7.9 percent higher.

“We expect the June opening of the new luxury retail shopping complex at Caesars Atlantic City to attract strong visitation to our center Boardwalk properties,” Wilmott said. “Integration of Total Rewards and other Harrah’s systems into the Caesars properties should also benefit results in Atlantic City, particularly in the second half of the year.”

Louisiana/Mississippi Revenues, Property EBITDA Rise

LOUISIANA/MISSISSIPPI REGION

(In millions)

	2006	2005	Percent
	First	First	Increase
	Quarter	Quarter	(Decrease)
Harrah’s Properties
Total revenues	$214.7	$237.7	-9.7%
Income from operations	46.7	41.3	13.1%
Property EBITDA	62.2	56.0	11.1%
Acquired Properties
Total revenues	91.0	—	N/A
Income from operations	18.5	—	N/A
Property EBITDA	22.9	—	N/A
Total Louisiana/Mississippi Region
Total revenues	305.7	237.7	28.6%
Income from operations	65.2	41.3	57.9%
Property EBITDA	85.1	56.0	52.0%

Harrah’s Properties include Harrah’s New Orleans, Horseshoe Bossier City, Louisiana Downs and Horseshoe Tunica.

Acquired Properties include Grand Casino Tunica, Sheraton Tunica and Grand Casino Biloxi.

The primary contributor to the increase in this Region’s performance was the addition of Grand Casino Tunica and Sheraton Tunica, which were acquired with Caesars Entertainment. Combined first-quarter results at Harrah’s New Orleans, Horseshoe Tunica, Horseshoe Bossier City and Louisiana Downs rose due to strong visitation.

“We were very pleased with the initial results for Harrah’s New Orleans, which reopened midway through the first quarter following a five and a half month closure due to Hurricane Katrina,” Wilmott said. “We’re looking forward to the expected opening of our luxury hotel and other amenities at our New Orleans property this September.”

Illinois/Indiana Region Posts Gains

ILLINOIS/INDIANA REGION

(in millions)

	2006	2005	Percent
	First	First	Increase
	Quarter	Quarter	(Decrease)
Harrah’s Properties
Total revenues	$224.5	$205.5	9.2%
Income from operations	47.7	41.2	15.8%
Property EBITDA	54.8	49.1	11.6%
Acquired Properties
Total revenues	87.2	—	N/A
Income from operations	14.5	—	N/A
Property EBITDA	20.8	—	N/A
Total Illinois/Indiana Region
Total revenues	311.7	205.5	51.7%
Income from operations	62.2	41.2	51.0%
Property EBITDA	75.6	49.1	54.0%

Harrah’s Properties include Horseshoe Hammond, Harrah’s Joliet and Harrah’s Metropolis.

Acquired Properties include Caesars Indiana.

The primary contributor to the increase in this Region’s performance was the addition of Caesars Indiana, which was acquired on June 13, 2005. Favorable weather and increased visitation and spending resulted in higher combined first-quarter results from Harrah’s Joliet, Horseshoe Hammond and Harrah’s Metropolis.

Iowa/Missouri Region Benefits From Strong Visitation

IOWA/MISSOURI REGION

(in millions)

	2006	2005	Percent
	First	First	Increase
	Quarter	Quarter	(Decrease)
Total Iowa/Missouri Region
Total revenues	$201.1	$183.2	9.8%
Income from operations	31.6	33.7	-6.2%
Property EBITDA	54.1	51.4	5.3%

Harrah’s Properties include Harrah’s St. Louis, Harrah’s Council Bluffs; Horseshoe Council Bluffs and Harrah’s North Kansas City.

Also reporting higher combined results due to strong visitation and increased customer spending were Harrah’s St. Louis, Harrah’s North Kansas City, Harrah’s Council Bluffs and Horseshoe Council Bluffs.

“Initial results from the late first-quarter opening of the re-branded Horseshoe Council Bluffs are quite encouraging,” Wilmott said. “This is our first expansion of the Horseshoe brand beyond the three Horseshoe properties we acquired in July 2004, and we are optimistic about the potential for further expansion of the brand into other jurisdictions.

“The recent expansion at our North Kansas City property also contributed to the gains,” he said.

Managed/ International/Other Category Posts Higher Revenues

MANAGED/INTERNATIONAL/OTHER

(in millions)

	2006	2005	Percent
	First	First	Increase
	Quarter	Quarter	(Decrease)

Total revenues	$69.6	$22.1	N/M
Income from operations	(3.3)	3.3	N/M
Property EBITDA	10.5	9.7	8.2%

Managed, international and other results include income from our managed properties, results of our international properties and certain marketing and administrative expenses, including development costs, and income from our non-consolidated subsidiaries.

Combined first-quarter revenues in this category, which includes managed Native American casinos, international operations and group gaming staff, were higher due primarily to contributions from international operations acquired from Caesars.

Corporate Expense more than doubled from the 2005 first quarter due to expensing of options, incremental corporate expenses arising from the Caesars acquisition and the costs of transforming Harrah’s corporate centers to manage the combined company.

The amortization of intangible assets includes the estimated amortization of certain intangible assets acquired in the Caesars transaction. The amortization is based on estimates of the value of these assets per a preliminary purchase-price allocation. The purchase-price allocation process is still under way and is subject to further adjustment until the company completes its review and finalizes this information by mid-year.

Interest expense was more than double the 2005 first-quarter amount due to additional debt related to the Caesars acquisition. The company recorded $13.4 million in costs during the quarter related to the integration of the Caesars. The first-quarter effective income tax rate, after minority interest, was 37.3 percent, compared with a 38.5 percent first-quarter 2005 tax rate.

Discontinued Operations include the financial results of the Grand Casino Gulfport, Reno Hilton, Flamingo Laughlin and Harrah’s Lake Charles. Discontinued Operations for the 2005 first quarter also included the operating results of Harrah’s East Chicago and Harrah’s Tunica, which were sold in April 2005.

Weighted average shares outstanding for the first quarter were 187.0 million shares, compared with 114.8 million in the 2005 first quarter. The increase is due primarily to the shares issued in June 2005 in connection with the Caesars acquisition.

Conference Call Details

Harrah’s Entertainment will host a conference call Thursday, April 27, 2006, at 9:00 a.m. Eastern Daylight Time to review its 2006 first-quarter results. Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time.

A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 10:00 a.m. EDT Thursday, April 27. The replay will be available through 11:59 p.m. EDT Friday, May 5. The passcode number for the replay is 7631464.

Interested parties wanting to listen to the live conference call on the Internet may do so on the company’s web site – www.harrahs.com – in the Investor Relations section under the Investor News tab.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada 68 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at its Web site – www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition

and Results of Operations” contained therein):  the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost-effectively integrate into Caesars into our operations; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

(More)

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	First Quarter Ended March 31,
(In millions, except per share amounts)	2006	2005

Revenues*	$2,356.9	$1,219.2
Property operating expenses	(1,666.8)	(876.0)
Depreciation and amortization	(155.8)	(87.4)
Operating profit	534.3	255.8

Corporate expense	(42.5)	(16.4)
Caesars merger and integration costs	(13.4)	(4.0)
Income/(losses) on interests in nonconsolidated affiliates	2.1	(0.2)
Amortization of intangible assets	(19.7)	(3.5)
Project opening costs and other items	(7.7)	(4.5)

Income from operations	453.1	227.2
Interest expense, net of interest capitalized	(164.2)	(78.6)
Loss on early extinguishments of debt	—	(2.2)
Other income/(expense), including interest income	0.2	(0.1)

Income before income taxes and minority interests	289.1	146.3

Provision for income taxes	(105.6)	(55.3)
Minority interests	(5.9)	(2.5)
Income from continuing operations	177.6	88.5
Discontinued operations, net of tax	4.8	15.3
Net income	$182.4	$103.8

Earnings per share – basic
Income from continuing operations	$0.97	$0.79
Discontinued operations, net of tax	0.03	0.13
Net income	$1.00	$0.92

Earnings per share – diluted
Income from continuing operations	$0.95	$0.77
Discontinued operations, net of tax	0.03	0.13
Net income	$0.98	$0.90

Weighted average common shares outstanding	183.2	112.5
Weighted average common and common equivalent shares outstanding	187.0	114.8

*See note (a) on Supplemental Operating Information.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

	First Quarter Ended March 31,
(In millions)	2006	2005
Revenues (a)
Las Vegas Region	$825.7	$248.8
Atlantic City Region	490.2	183.2
Louisiana/Mississippi Region	305.7	237.7
Iowa/Missouri Region	201.1	183.2
Illinois/Indiana Region	311.7	205.5
Other Nevada Region	152.9	138.7
Managed/International/Other	69.6	22.1
Total Revenues	$2,356.9	$1,219.2

Income from operations (a)
Las Vegas Region	$234.1	$69.8
Atlantic City Region	95.8	42.7
Louisiana/Mississippi Region	65.2	41.3
Iowa/Missouri Region	31.6	33.7
Illinois/Indiana Region	62.2	41.2
Other Nevada Region	23.4	15.6
Managed/International/Other	(3.3)	3.3
Corporate Expense	(42.5)	(16.4)
Caesars merger and integration costs	(13.4)	(4.0)
Total Income from operations	$453.1	$227.2

Property EBITDA (a) (b)
Las Vegas Region	$288.1	$85.4
Atlantic City Region	140.4	63.0
Louisiana/Mississippi Region	85.1	56.0
Iowa/Missouri Region	54.1	51.4
Illinois/Indiana Region	75.6	49.1
Other Nevada Region	36.3	28.6
Managed/International/Other	10.5	9.7
Total Property EBITDA	$690.1	$343.2

Project opening costs and other items (a)
Project opening costs	$(4.5)	$(1.8)
Write-downs, reserves and recoveries	(3.2)	(2.7)
Total Project opening costs and other items	$(7.7)	$(4.5)

(a)                      In first quarter 2006, Harrah’s Lake Charles was classified as assets held-for-sale. Therefore, 2005 first quarter results for this property have been reclassified from Income from continuing operations to Discontinued operations.

(b)                      Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, Caesars merger and integration costs, income/(losses) on interests in non-consolidated affiliates and amortization of intangible assets. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF ADJUSTED EARNINGS PER SHARE (c)

(UNAUDITED)

	First Quarter Ended March 31,
(In millions, except per share amounts)	2006	2005

Income before income taxes and minority interests	$289.1	$146.3
Add:
Project openings costs and other items	7.7	4.5
Caesars merger and integration costs	13.4	4.0
Losses on early extinguishments of debt	—	2.2
Adjusted income before income taxes and minority interests	310.2	157.0
Provision for income taxes	(113.5)	(59.3)
Minority interests	(5.9)	(2.5)

Adjusted income from continuing operations	190.8	95.2
Discontinued operations, net of tax	4.8	15.3
Add/(deduct):
Valuation allowance provided for unrealizable net operating loss carry-forwards related to Harrah’s Tunica	—	0.8
Write-downs, reserves and recoveries and project opening costs of discontinued operations	(0.2)	0.2
Adjusted net income	$195.4	$111.5

Adjusted diluted earnings per share
From continuing operations	$1.02	$0.83
Net income	$1.04	$0.97

Weighted average common and common equivalent shares outstanding	187.0	114.8

(c)                      Adjusted Earnings Per Share (Adjusted EPS) is a supplemental financial measure used by management, as well as industry analysts, to evaluate operations. However, Adjusted EPS should not be construed as an alternative to Earnings Per Share as determined in accordance with generally accepted accounting principles. Adjusted EPS as presented by our Company may not be comparable to similarly titled measures presented by other companies, as such measures may not be calculated consistently.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

First Quarter Ended March 31, 2006

	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Other	Total

Revenues	$825.7	$490.2	$305.7	$201.1	$311.7	$152.9	$69.6	$2,356.9
Property operating expenses	(537.6)	(349.8)	(220.6)	(147.0)	(236.1)	(116.6)	(59.1)	(1,666.8)
Property EBITDA	288.1	140.4	85.1	54.1	75.6	36.3	10.5	690.1
Depreciation and amortization	(49.8)	(34.9)	(17.5)	(18.5)	(11.4)	(12.5)	(11.2)	(155.8)
Operating profit	238.3	105.5	67.6	35.6	64.2	23.8	(0.7)	534.3
Amortization of intangible assets	(3.1)	(7.0)	(2.1)	(1.0)	(2.8)	(0.2)	(3.5)	(19.7)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	2.1	2.1
Project opening costs and other items	(1.1)	(2.7)	(0.3)	(3.0)	0.8	(0.2)	(1.2)	(7.7)
Corporate expense	—	—	—	—	—	—	(42.5)	(42.5)
Caesars merger and integration costs	—	—	—	—	—	—	(13.4)	(13.4)
Income from operations	$234.1	$95.8	$65.2	$31.6	$62.2	$23.4	$(59.2)	$453.1

First Quarter Ended March 31, 2005

Revenues	$248.8	$183.2	$237.7	$183.2	$205.5	$138.7	$22.1	$1,219.2
Property operating expenses	(163.4)	(120.2)	(181.7)	(131.8)	(156.4)	(110.1)	(12.4)	(876.0)
Property EBITDA	85.4	63.0	56.0	51.4	49.1	28.6	9.7	343.2
Depreciation and amortization	(15.3)	(18.5)	(12.2)	(16.4)	(7.3)	(12.8)	(4.9)	(87.4)
Operating profit	70.1	44.5	43.8	35.0	41.8	15.8	4.8	255.8
Amortization of intangible assets	—	—	(1.3)	(1.0)	(0.3)	(0.2)	(0.7)	(3.5)
Losses on interests in nonconsolidated affiliates	—	—	—	—	—	—	(0.2)	(0.2)
Project opening costs and other items	(0.3)	(1.8)	(1.2)	(0.3)	(0.3)	—	(0.6)	(4.5)
Corporate expense	—	—	—	—	—	—	(16.4)	(16.4)
Caesars merger and integration costs	—	—	—	—	—	—	(4.0)	(4.0)
Income from operations	$69.8	$42.7	$41.3	$33.7	$41.2	$15.6	$(17.1)	$227.2

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS. See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

First Quarter Ended March 31, 2006

	Harrah’s Properties	Acquired Properties	Total Las Vegas Region

Revenues	$255.1	$570.6	$825.7
Property operating expenses	(167.0)	(370.6)	(537.6)
Property EBITDA	88.1	200.0	288.1
Depreciation and amortization	(17.4)	(32.4)	(49.8)
Operating profit	70.7	167.6	238.3
Amortization of intangible assets	—	(3.1)	(3.1)
Income on interests in nonconsolidated affiliates	—	—	—
Project opening costs and other items	(0.7)	(0.4)	(1.1)
Corporate expense	—	—	—
Caesars merger and integration costs	—	—	—
Income from operations	$70.0	$164.1	$234.1

First Quarter Ended March 31, 2006

	Harrah’s Properties	Acquired Properties	Total Atlantic City Region

Revenues	$209.5	$280.7	$490.2
Property operating expenses	(141.6)	(208.2)	(349.8)
Property EBITDA	67.9	72.5	140.4
Depreciation and amortization	(18.3)	(16.6)	(34.9)
Operating profit	49.6	55.9	105.5
Amortization of intangible assets	—	(7.0)	(7.0)
Income on interests in nonconsolidated affiliates	—	—	—
Project opening costs and other items	(1.6)	(1.1)	(2.7)
Corporate expense	—	—	—
Caesars merger and integration costs	—	—	—
Income from operations	$48.0	$47.8	$95.8

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

First Quarter Ended March 31, 2006

	Harrah’s Properties	Acquired Properties	Total Louisiana/ Mississippi Region

Revenues	$214.7	$91.0	$305.7
Property operating expenses	(152.5)	(68.1)	(220.6)
Property EBITDA	62.2	22.9	85.1
Depreciation and amortization	(13.5)	(4.0)	(17.5)
Operating profit	48.7	18.9	67.6
Amortization of intangible assets	(1.4)	(0.7)	(2.1)
Income on interests in nonconsolidated affiliates	—	—	—
Project opening costs and other items	(0.6)	0.3	(0.3)
Corporate expense	—	—	—
Caesars merger and integration costs	—	—	—
Income from operations	$46.7	$18.5	$65.2

First Quarter Ended March 31, 2006

	Harrah’s Properties	Acquired Properties	Total Illinois/ Indiana Region

Revenues	$224.5	$87.2	$311.7
Property operating expenses	(169.7)	(66.4)	(236.1)
Property EBITDA	54.8	20.8	75.6
Depreciation and amortization	(7.5)	(3.9)	(11.4)
Operating profit	47.3	16.9	64.2
Amortization of intangible assets	(0.3)	(2.5)	(2.8)
Income on interests in nonconsolidated affiliates	—	—	—
Project opening costs and other items	0.8	—	0.8
Corporate expense	—	—	—
Caesars merger and integration costs	—	—	—
Income from operations	$47.8	$14.4	$62.2